CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees
Evergreen Municipal Trust

We consent to the use of our reports dated May 23, 2007 for the Evergreen Connecticut Municipal Bond Fund, Evergreen New Jersey Municipal Bond Fund and Evergreen New York Municipal Bond Fund, the use of our report dated July 26, 2007 for the Evergreen Municipal Bond Fund and the use of our reports dated October 26, 2007 for the Evergreen Alabama Municipal Bond Fund, Evergreen Georgia Municipal Bond Fund, Evergreen Maryland Municipal Bond Fund, Evergreen South Carolina Municipal Bond Fund and Evergreen Virginia Municipal Bond Fund, each a series of the Evergreen Municipal Trust, included herein and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectuses/Proxy Statements.

/s/ KPMG LLP

Boston, Massachusetts

January 18, 2008